EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Orion Engineered Carbons S.A.’s 2023 Omnibus Incentive Compensation Plan and 2023 Non-Employee Director Plan of our reports dated February 23, 2023, with respect to the consolidated financial statements of Orion S.A. (formerly, Orion Engineered Carbons S.A.) and the effectiveness of internal control over financial reporting of Orion S.A. (formerly, Orion Engineered Carbons S.A.) included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, TX

August 9, 2023